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                                                              EXHIBIT (a)(1)(xi)


E-mail or US Mail

To:     Participating Micrel Employees
From:   Andrea Belanger
Date:   June __, 2002

Dear Micrel Employees:

    The new stock options have been granted under the Company's Stock Option Exchange Program. If you participated in the stock option exchange program, you will be receiving a new option agreement issued under the 1994 Stock Option Plan or 2000 Non-Qualified Stock Incentive Plan, depending on the plan under which the options subject to an election for exchange were granted, setting forth the number of options granted and the terms and conditions of your new options. You can accept the new option grant by promptly signing and returning the new option agreement to Andrea Belanger, Stock Administrator for Micrel.

    If you have any questions, please contact Andrea Belanger, Stock Administrator of Micrel by internal mail, facsimile ((408) 435-2400) or via US Mail to Micrel, Inc., 1849 Fortune Drive, San Jose, CA 95131 or reply to this note at andrea.belanger@micrel.com.


                                        Thank you



                                          Andrea Belanger